Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

April 21, 2010

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, Illinois 60015

Re:          CF Industries Holdings, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CF Industries Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated April 15, 2010 (the “Underwriting Agreement”), between Morgan Stanley & Co. Incorporated (“Morgan Stanley”), as representative of the several Underwriters named therein (the “Underwriters”), and the Company, relating to the sale by the Company to the Underwriters of 12,921,350 shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), together with the related rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock (the “Offered Rights”).  The Offered Shares and the Offered Rights are collectively referred to herein as the “Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)           the registration statement on Form S-3 (File No. 333-165143) of the Company relating to the Securities and other securities of the Company filed on March 2, 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)           the prospectus, dated March 2, 2010, which forms a part of and is included in the Registration Statement;

(c)           the prospectus supplement, dated April 15, 2010, relating to the offering of the Securities, in the form filed by the Company pursuant to Rule 424(b) of the Rules and Regulations;

(d)           the “issuer free writing prospectus” (as defined in Rule 433(h)(1) of the Rules and Regulations) dated April 15, 2010, filed with the Commission by the Company under Rule 433(d) of the Securities Act;

(e)           an executed copy of the Underwriting Agreement;

(f)            a specimen certificate evidencing the Common Stock;

(g)           the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware;

(h)           the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company;

(i)            the Rights Agreement, dated as of July 21, 2005, between the Company and the Bank of New York, a New York banking corporation; and

(j)            certain resolutions of the board of directors of the Company (the “Board of Directors”) relating to the Registration Statement, the issuance of the Securities and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties and (iii) that the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.  It should be understood that our opinion addresses the Offered Rights and the Rights Agreement in their entirety and not any particular provision of the Offered Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.  We do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Offered Rights at some future time based on the facts and circumstances existing at that time.

Based upon and subject to the foregoing, we are of the opinion that when the Offered Shares have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Offered Shares and the Offered Rights will be duly authorized and validly issued and the Offered Shares will be fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.  We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP